EXHIBIT 8.1

[Shearman & Sterling LLP Letterhead]

November 10, 2015

The Bank of Yokohama, Ltd.

1-1, Minatomirai 3-Chome

Nishi-ku, Yokohama

Kanagawa 220-8611

Japan

Ladies and Gentlemen:

We are acting as U.S. tax counsel to The Bank of Yokohama, Ltd., a company incorporated in Japan (“Bank of Yokohama”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 176,393,005 shares of no par value common stock of Concordia Financial Group, Ltd. (“Concordia Financial”), a joint stock company to be incorporated under the laws of Japan (the “Concordia Financial Shares”). The Concordia Financial Shares are issuable upon consummation of the joint share transfer (the “Joint Share Transfer”) of Bank of Yokohama and The Higashi-Nippon Bank, Limited, a company incorporated in Japan (“Higashi-Nippon Bank”), pursuant to the Business Integration Agreement dated as of September 8, 2015 between Bank of Yokohama and Higashi-Nippon Bank (the “Agreement”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of Bank of Yokohama and Higashi-Nippon Bank, relied upon the accuracy of the Registration Statement, the Prospectus and certain factual representations made by Bank of Yokohama and Higashi-Nippon Bank.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “TAXATION – U.S. Federal Income Tax Consequences” is our opinion as to the material U.S. federal income tax consequences of the Joint Share Transfer to U.S. holders (as such term is defined in “TAXATION – U.S. Federal Income Tax Consequences”) under currently applicable law.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “QUESTIONS AND ANSWERS ABOUT THE JOINT SHARE TRANSFER AND VOTING PROCEDURES FOR THE EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS,” “SUMMARY – Material U.S. Federal Income Tax Consequences of the Joint Share Transfer,” “THE JOINT SHARE TRANSFER – Material U.S. Federal Income Tax Consequences of the Joint Share Transfer,” “TAXATION – U.S. Federal Income Tax Consequences” and “LEGAL MATTERS”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP